EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 11, 2023, with respect to the consolidated financial statements of Amer Sports, Inc. and subsidiaries, included herein by reference and to the reference to our firm under the heading “Experts” in the prospectus incorporated herein by reference from the Registration Statement on Form F-1, as amended (file No. 333-276370).

/s/ KPMG AB

Stockholm, Sweden

January 31, 2024